                               OPTION AGREEMENT

                          dated as of August 12, 1999

                                    between

                                BRADLEES, INC.
                             BRADLEES STORES, INC.

                                      and

                   CERTAIN HOLDERS OF 9% SECURED CONVERTIBLE
                    NOTES OF BRADLEES STORES, INC. DUE 2004

                               TABLE OF CONTENTS


         1.  Reference to Indenture; Definitions.........................   2

         2.  Call Option.................................................   2
                2.1  Grant of Call Option................................   2
                2.2  Option Premium......................................   2
                2.3  Call Option Exercise Price..........................   3
                2.4  Expiration of Call Option...........................   4
                2.5  Exercise of Call Option.............................   5
                2.6  Closing.............................................   5

         3.  Put Option..................................................   8
                3.1  Grant of Put Option.................................   8
                3.2  Put Option Purchase Price...........................   8
                3.3  Exercise of Put Option..............................   8
                3.4  Closing.............................................   9

         4.  Grant of Security; Substitution of Security.................  10

         5.  Conditions to Effectiveness of Agreement....................  11

         6.  Representations and Warranties of Noteholders................ 13

         6A. Covenants of Noteholders....................................  15

         7.  Representations and Warranties of Bradlees and BSI..........  16

         8.  Notices.....................................................  17

         9.  Miscellaneous...............................................  18
                9.1  Assignment..........................................  18
                9.2  Further Assurances..................................  19
                9.3  Choice of Law.......................................  19
                9.4  Survival............................................  19
                9.5  Successors and Assigns..............................  20
                9.6  Counterpart Execution...............................  20
                9.7  Amendments; Waivers.................................  20
                9.8  Integration.........................................  21
                9.9  Captions and Headings...............................  21
                9.10 Restrictive Legend.................................  21
                9.11 Expenses...........................................  21
                9.12 Reaffirmation of Indebtedness Under Notes..........  22


                                   Schedules
                                   ---------

Schedule A  -  Noteholders and Principal Amounts of Discount Option Notes
Schedule B  -  Wire Instructions



                                    Exhibits
                                    --------

Exhibit A   -  Call Option Exercise Notice
Exhibit B   -  Put Option Exercise Notice
Exhibit C   -  Mortgage
Exhibit D   -  Credit Agreement Consent
Exhibit E   -  Collateral Agency Agreement
Exhibit F   -  Assignment Notice

                                 OPTION AGREEMENT
                                 ----------------

     THIS OPTION AGREEMENT (this "AGREEMENT") made as of the 12th day of August, 1999 by and between certain holders of 9% Secured Convertible Notes Due 2004 (the "NOTES") of Bradlees Stores, Inc. ("BSI") listed on Schedule A attached hereto and their successors and assigns (the "NOTEHOLDERS"), BSI and Bradlees, Inc. ("BRADLEES").

                             W I T N E S S E T H:
                             - - - - - - - - - --

     WHEREAS, BSI, as issuer, Bradlees, as guarantor, New Horizons of Yonkers, Inc., as guarantor and IBJ Whitehall Bank & Trust Company, as trustee (the "TRUSTEE") have entered into an Indenture dated February 2, 1999 pursuant to which BSI issued the Notes (the "INDENTURE");

     WHEREAS, Bradlees and BSI have requested that the Noteholders grant Bradlees a Call Option (as defined below) for Notes held by the Noteholders on the terms set forth herein and have agreed (a) that BSI and Bradlees shall grant the Noteholders a Put Option (as defined below) with respect to such Notes held by the Noteholders on the terms set forth herein, and (b) that BSI shall grant additional collateral to secure such Notes and the obligations of Bradlees and BSI under the Call Option and the Put Option;

     WHEREAS, the Noteholders have agreed to grant the Call Option in exchange for (a) an option premium on the terms set forth herein, (b) the grant of the Put Option, and (c) the grant of additional collateral to secure the Call Option, the Put Option and the Discount Option Notes;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreement herein contained and other good and valuable consideration each to the other in hand paid, the receipt and legal sufficiency whereof is hereby acknowledged, the parties hereto covenant and agree as follows:


     1.  Reference to Indenture; Definitions. Terms used herein and not defined
         -----------------------------------
herein are used as defined in the Indenture.

     2.  Call Option.
         -----------
         2.1 Grant of Call Option. In consideration of the Option Premium (as
             --------------------
defined below), the grant of the Put Option, the grant of additional collateral to secure the Call Option, the Put Option and the Discount Option Notes, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the Noteholders does hereby grant, bargain and sell to Bradlees an option (the "CALL OPTION") to purchase all of the Notes labeled with a restrictive legend as provided in Section 9.10 hereof held by each of such Noteholders in a principal amount as set forth on Schedule A attached hereto with respect to such Noteholder (the "DISCOUNT OPTION NOTES").

         2.2 Option Premium. On the Effective Date (as defined below), Bradlees
             --------------
shall pay to each Noteholder an option premium equal to one half of one percent (.5%) of the principal amount of the Discount Option Notes as set forth with respect to such Noteholder on Schedule A attached hereto, less, in the case of each Noteholder other than a Majority Noteholder (as defined below), an amount equal to the Majority Noteholder Expenses (as defined below) paid by Bradlees or BSI to the Majority Noteholders pursuant Section 9.11 hereof, multiplied by a fraction the numerator of which is the principal amount of Discount

Option Notes of such Noteholder as set forth on Schedule A attached hereto and the denominator of which is the principal amount of Discount Option Notes of all Noteholders other than the Majority Noteholders as set forth on Schedule A attached hereto (the "OPTION PREMIUM").

          2.3 Call Option Exercise Price. On the Call Option Closing Date (as
              --------------------------
defined below) Bradlees shall pay to each Noteholder an amount equal to (a) the principal amount of Discount Option Notes specified in a Call Option Exercise Notice (as defined below) multiplied by a percentage (the "DISCOUNT PERCENTAGE") as set forth below based upon the date on which the Call Option Closing Date occurs, plus (b) unpaid interest accrued through the date preceding the Call Option Closing Date on the principal amount specified in the Call Option Exercise Notice (the "CALL OPTION PURCHASE PRICE"):



If the Call Option Closing Date
occurs during the following periods:      Then the Discount Percentage shall be:
----------------------------------------  ---------------------------------------
On or after December 1, 1999 but before
 January 1, 2000                                          86%

On or after January 1, 2000 but before
 February 1, 2000                                         87%

On or after February 1, 2000 but before
 March 1, 2000                                            88%

On or after March 1, 2000 but before
April 1, 2000                                             89%

On or after April 1, 2000 but before
May 1, 2000                                               90%


On or after May 1, 2000 but before
 June 1, 2000                                             91%

On or after June 1, but before
July 1, 2000                                              92%

On or after July 1, 2000, but before

August 1, 2000                                            93%

On or after August 1, 2000 but before
 September 1, 2000                                        94%

On or after September 1, 2000 but
 before October 1, 2000                                   95%

On or after October 1, 2000 but before
 November 1, 2000                                         96%

On or after November 1, 2000 but before
 December 1, 2000                                         97%

On or after December 1, 2000 but before
 January 1, 2001                                          98%

On or after January 1, 2001 but before
 February 1, 2001                                         99%

On or after February 1, 2001                             100%

          2.4 Expiration of Call Option. The Call Option shall be exercisable in
              -------------------------
whole, or from time to time in part as provided in Section 2.5 hereof, commencing on or after December 1, 1999 and shall expire on the earliest to occur of the following (the "CALL OPTION EXPIRATION DATE"): (a) February 3, 2004, or (b) the date of any accelerated maturity of the Notes as provided in
Section 8.2 of the Indenture. Nothing herein is intended to limit or modify BSI's right to redeem Notes pursuant to Section 3.2 of the Indenture.

           2.5 Exercise of Call Option. The Call Option shall be a one-time
               -----------------------
option that is exercisable only with respect to all outstanding Discount Option Notes. From time to time after December 1, 1999 and until the Call Option Expiration Date, Bradlees may exercise the Call Option by delivering a notice (the "CALL OPTION EXERCISE NOTICE") to each of the Noteholders at the addresses and in the manner provided in Section 8 hereof. The Call Option Exercise Notice shall be substantially in the form of Exhibit A hereto and shall state: (i) that the Call Option is exercised in respect of all outstanding Discount Option Notes, (ii) the principal amount of the Discount Option Notes of such Noteholder for which the Call Option is being exercised, (iii) the Scheduled Call Option Closing Date (as defined below) and (iv) the Call Option Purchase Price payable to such Noteholder based on the Scheduled Call Option Closing Date. The Call Option may not be exercised in connection with any mandatory redemptions of the Notes pursuant to Section 3.1 of the Indenture and no proceeds of collateral securing the Notes or the Discount Option Notes may be applied to the payment of the Call Option Exercise Price.

           2.6 Closing. (a) If Bradlees timely delivers the Call Option
               -------
Exercise Notice in accordance with the terms hereof and the conditions to the Noteholders' obligation to close hereunder are satisfied, then the Noteholders shall be, and remain, obligated to transfer and assign to Bradlees all of such Noteholders' right, title and interest in, to and under the Discount Option Notes (the "CALL OPTION ASSIGNMENT") in accordance with the terms of this Agreement. The closing of the Call Option Assignment (the "CALL OPTION CLOSING") shall take place on the Business Day specified in the Call Option Exercise Notice, which shall be no earlier than the fifth Business Day after receipt of the Call Option Exercise Notice by the

Noteholders (the "SCHEDULED CALL OPTION CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109. At the Call Option Closing, each Noteholder shall sell, transfer, assign, grant, set over and convey to Bradlees, and its successors and assigns, without recourse, representation or warranty of any kind (except that such Noteholder shall represent that it is the only legal and beneficial owner of, and has good title to the Discount Option Notes specified in the Put Option Exercise Notice and that such Discount Option Notes have not been pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part), all of such Noteholder's right, title and interest in, to and under the Discount Option Notes that are subject to the Call Option Exercise Notice in accordance with the terms of this Agreement for and in consideration of the Call Option Purchase Price.

          (b) At the Call Option Closing, and as a condition to each Noteholder's obligation to close:

               (i) Bradlees shall deliver to such Noteholder an amount equal to the Call Option Purchase Price payable to such Noteholder by wire transfer in accordance with wire instructions set forth on Schedule B hereto or such other wire instructions specified in a notice by such Noteholder to Bradlees received on or before the Scheduled Call Option Closing Date;
               (ii) the Noteholders that are original signatories to this Agreement shall have received and be entitled to retain the Option Premium, and
               (iii) the Call Option Expiration Date shall not have occurred.

          (c) At the Call Option Closing, and as a condition to Bradlees= obligation to close with respect to each Discount Option Note, the Noteholder of such Discount Option Note shall deliver to Bradlees (i) the original Discount Option Note, or (ii) if the Noteholder represents that such note cannot be located after diligent search, a lost note affidavit and indemnification in customary form.
          (d) As used herein the term "CALL OPTION CLOSING DATE" shall refer to the date not earlier than the Scheduled Call Option Closing Date on which all of the Noteholders' conditions to close pursuant to Section 2.6(b) hereof have been satisfied.
          (e) In the event any Noteholder fails to deliver to Bradlees at the Call Option Closing Date any original Discount Option Note or lost note affidavit and indemnification as required by Section 2.6(c) (the "UNDELIVERED NOTES"), then Bradlees shall deliver the Call Option Purchase Price payable to such Noteholder with respect to such Undelivered Notes to a national bank selected by Bradlees (the "PAYING AGENT"), to be held by the Paying Agent in an interest bearing account for such Noteholder. Such Noteholder, and any successor or assign of such Noteholder, shall thereupon cease to have any rights with respect to the Undelivered Notes (including any rights to convert or otherwise enforce the Undelivered Notes against Bradlees or BSI or to collect and receive from BSI any principal, interest or other amount under the Undelivered Notes), and the sole right of such Noteholder, and any successor or assign of such Noteholder, with respect thereto shall be the right to receive from the Paying Agent the Call Option Purchase Price, with any interest accrued thereon.

3.    Put Option.
      ----------

          3.1 Grant of Put Option. In consideration of the grant of the Call
              -------------------
Option and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, BSI and Bradlees do hereby grant, bargain and sell to each Noteholder an option (the "PUT OPTION") to sell to BSI or Bradlees a principal amount of the Discount Option Notes held by such Noteholder.

          3.2  Put Option Purchase Price.  Upon exercise of the Put Option by a
               -------------------------
Noteholder, BSI or Bradlees shall pay to such Noteholder an amount equal to (a) the principal amount of the Discount Option Notes held by such Noteholder on the Put Option Closing Date (as defined below), plus (b) unpaid interest on the Discount Option Notes held by such Noteholder accrued through the date preceding the Put Option Closing Date (the "PUT OPTION PURCHASE PRICE").

          3.3 Exercise of Put Option. The Put Option shall be deemed exercised
              ----------------------
on earlier of (a) February 3, 2004, or (b) the date of any accelerated maturity of the Notes as provided in Section 8.2 of the Indenture. In addition, any Noteholder may exercise the Put Option by delivering notice of the exercise of the Put Option to BSI and Bradlees on or after February 3, 2003 at the address and in the manner provided in Section 8 hereof (the "PUT OPTION EXERCISE NOTICE"). The Put Option Exercise Notice shall be substantially in the form of Exhibit B hereto and shall state: (i) that the Put Option has been exercised with respect to all Discount Option Notes held by such Noteholder, (ii) the principal amount of all Discount Option Notes of such Noteholder, (iii) the Scheduled Put Option Closing Date (as defined below), and (iv) the Put Option Purchase Price payable based on the Scheduled Put Option Closing Date.

          3.4 Closing. (a) If a Noteholder delivers the Put Option Exercise
              -------
Notice in accordance with the terms hereof or if the Put Option is deemed exercised pursuant to Section 3.3 hereof, BSI and Bradlees may by notice to such Noteholder elect whether BSI or Bradlees shall receive an assignment of the Discount Option Notes but shall each be, and remain, jointly and severally obligated to pay to such Noteholder the Put Option Purchase Price. The closing of the Put Option (the "PUT OPTION CLOSING") shall take place on (i) the day that the Put Option is deemed exercised pursuant to the first sentence of this
Section 3.4 or (ii) the Business Day specified in the Put Option Exercise Notice, which shall be no earlier than the fifth Business Day after receipt of the Put Option Exercise Notice by BSI and Bradlees (the "SCHEDULED PUT OPTION CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02109. At the Put Option Closing, each Noteholder shall sell, transfer, assign, grant, set over and convey to BSI (or Bradlees if BSI and Bradlees have by notice to the Noteholders elected Bradlees to receive an assignment of the Discount Option Notes), and its successors and assigns, without recourse, representation or warranty of any kind (except that such Noteholder shall represent that it is the only legal and beneficial owner of, and has good title to the Discount Option Notes, specified in the Put Option Exercise Notice and that such Discount Option Notes have not been pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part), all of such Noteholders's right, title and interest in, to and under the Discount Option Notes held by such Noteholder for and in consideration of the Put Option Purchase Price.

          (b) At the Put Option Closing, and as a condition to each Noteholder's obligation to close, BSI or Bradlees shall deliver to such Noteholder an amount equal to the Put Option Purchase Price by wire transfer in accordance with wire instructions set forth on Schedule B hereto or such other wire instructions specified in a notice by such Noteholder to Bradlees received on or before the Scheduled Put Option Closing Date;

          (c) At the Put Option Closing, and as a condition to BSI's obligation to close with respect to each Discount Option Note, the Noteholder of such Discount Option Note shall deliver to BSI (i) the original Discount Option Note, or (ii) if the Noteholder represents that such Discount Option Note cannot be located after diligent search, a lost note affidavit and indemnification in customary form.

          (d) As used herein, the term "PUT OPTION CLOSING DATE" shall refer to the date not earlier than the Scheduled Put Option Closing Date on which all of the conditions to close set forth in Sections 3.4(a), (b) and (c) hereof have been satisfied.

    4. Grant of Security; Substitution of Security. As security for the punctual
       -------------------------------------------
payment and performance of the obligations of Bradlees and BSI under the Discount Option Notes and this Agreement, including obligations in respect of the Put Option and the Call Option, BSI will execute and deliver to SND Holding Corporation, as collateral agent for the benefit of the Noteholders (the "COLLATERAL AGENT"), a Leasehold Mortgage, Security Agreement, Assignment of Leases, Rents and Profits and Fixture Financing Statement with respect to BSI's leasehold interests in property located in Norwalk, Connecticut, Saddlebrook, New Jersey and Danbury, Connecticut in the form of Exhibit C hereto (the "MORTGAGE"). At BSI's request and at BSI's sole cost and expense, the Collateral Agent shall amend the

Mortgage to release the lien of the Mortgage with respect to the BSI's leasehold interest in property located in Danbury, Connecticut (the "DANBURY LEASEHOLD INTEREST") in connection with the grant to the Collateral Agent of a first priority mortgage or other security interest on property of a value equal to the greater of $3.7 million or the value of the Danbury Leasehold Interest provided that, BSI shall have no right to substitute collateral in connection with a sale of the Danbury Leasehold Interest. At the request of the Collateral Agent, BSI shall provide current appraisals, from an appraisal firm reasonably acceptable to the Collateral Agent, of the value of the Danbury Leasehold Interest and any proposed substitute collateral.

5.  Conditions to Effectiveness of Agreement.  This Agreement shall be effective
    ----------------------------------------
on the date on or before August 31, 1999 on which this Agreement has been executed and the following conditions are satisfied (the "EFFECTIVE DATE"):

          (a) Credit Agreement Consent.  BSI, Bradlees and the lenders party to
              ------------------------
the Revolving Credit and Guaranty Agreement among BSI, Bradlees and certain lenders party thereto dated February 2, 1999 (the "Credit Agreement") shall have entered into a consent to the transactions contemplated herein in the form of Exhibit F attached hereto ("CREDIT AGREEMENT CONSENT").

          (b)  Collateral Agency Agreement.  Each of the Noteholders and the
               ---------------------------
Collateral Agent shall have executed and delivered a Collateral Agency Agreement in the form of Exhibit G attached hereto (the "COLLATERAL AGENCY AGREEMENT").

          (c)  Security Documents.  BSI shall have executed and delivered
               ------------------
Mortgage and the Collateral Agent shall have recorded the Mortgage, UCC financing statements and other documents sufficient to perfect a security interest in the collateral described therein in favor of the Collateral Agent, subject only to liens in favor of the Trustee.

          (d)  Option Premium and Majority Noteholder Expenses.  Each Noteholder
               -----------------------------------------------
shall have received the Option Premium applicable to such Noteholder and Bradlees and BSI shall have paid the Majority Noteholder Expenses to the Majority Noteholders.

          (e)  Restrictive Legend.  Pursuant to Section 2.4(a) of the Indenture,
               ------------------
with respect to Notes held in physical form by the Noteholders, each Noteholder shall have delivered Notes to BSI in principal amount equal to or exceeding the principal amount set forth with respect to such Noteholder on Schedule A attached hereto and BSI shall have delivered to such Noteholder (i) a Note in such principal amount, having a legend as set forth in Section 9.10 hereof, and
(ii) if the principal amount of the Note delivered exceeds the principal amount set forth with respect to such Noteholder on Schedule A attached hereto, a Note in a principal amount equal to such excess amount, which shall not bear any legend. Pursuant to Section 2.4(b) of the Indenture, with respect to Notes of any Noteholder represented by Global Notes, (i) BSI shall have executed and delivered to the Trustee an Issuer Order for the exchange of such Global Note, in whole or part, for a Physical Note payable to such Noteholder in the principal amount set forth in respect of such Noteholder on Schedule A attached hereto and (ii) such Noteholder shall have delivered such Physical Note to BSI and BSI shall have delivered such Note to such Noteholder, having a legend as set forth in Section 9.10 hereof.

          (f)  Closing Certificates.  Each of BSI and Bradlees shall have
               --------------------
delivered to the Collateral Agent a customary closing certificate in form and substance satisfactory to the Collateral Agent.

          (g)  Legal Opinions of Counsel to Bradlees and BSI.  The Collateral
               -------------------------
Agent shall have received an opinion or opinions of counsel to Bradlees and BSI in form and substance acceptable to the Collateral Agent concerning the authorization, execution and delivery and enforceability of this Agreement and the Collateral Agency Agreement, the authorization, execution, and delivery of the Mortgage and the existence of no conflicts with respect to the Credit Agreement and the Indenture.

          (h)  Legal Opinions of Counsel to Noteholders.  Bradlees and BSI shall
               ----------------------------------------
have received an opinion or opinions of counsel to each of the Noteholders in form and substance acceptable to Bradlees and BSI concerning the authorization, execution, delivery and enforceability of this Agreement and the Collateral Agency Agreement and the existence of no conflicts with respect to the charter, By-laws, partnership agreement, limited liability company agreement or other organizational documents of the Noteholder.

          (i)  Title Insurance.  The Collateral Agent shall have received
               ---------------
mortgagee's title insurance policies with respect to each of the leasehold interests subject to the Mortgage and shall be satisfied with the condition of such title.

    6.  Representations and Warranties of Noteholders.
    -------------------------------------------------

    Each Noteholder hereby represents and warrants to Bradlees and BSI that:

          (a) Such Noteholder is a duly organized, validly existing and in good standing in its respective jurisdiction of formation under the laws of such jurisdiction and has the requisite power and authority to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery or performance of this Agreement will not result in any breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, any organizational documents or bylaws such Noteholder, or any material agreement or instrument to which Noteholder is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it.


          (b) This Agreement has been duly and validly authorized, executed and delivered by such Noteholder, and constitutes the legal, valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with its terms.

          (c) Such Noteholder is the only legal and beneficial owner of, and has good title to, the Discount Option Notes in a principal amount as set forth on Schedule A attached hereto. Such Discount Option Notes have not been pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated in whole or in part. The principal amount of the Discount Option Notes of such Noteholder set forth on Schedule A attached hereto is equal to (i) the principal amount of all Notes held by such Noteholder on the Effective Date, if a sale of the Yonkers Property for a price of $15 million or more has occurred and such Noteholder has received its pro rata share of the Net Proceeds of such sale as a mandatory prepayment of the Notes pursuant to Section 3.1 of the Indenture, or
(ii) 48.27% of the principal amount of the Notes held by such Noteholder on the Effective Date (rounded down to the nearest $1,000), if a sale of the Yonkers Property for a price of $15 million or more has not occurred or such Noteholder has not received its pro rata share of the Net Proceeds of such sale as a mandatory prepayment of the Notes pursuant to Section 3.1 of the Indenture.

          (d) No registration with, or consent or approval of, or any other action by, any federal, state or governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, is required for the execution, delivery and performance of this Agreement by such Noteholder or the sale by such Noteholder of the Discount Option Notes that has not been obtained.

          (e) Such Noteholder is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Such Noteholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this Agreement. Such Noteholder is entering into this Agreement for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of the securities subject to this Agreement.

     6A.  Covenants of Noteholders  .
          ------------------------

     Each Noteholder covenants and agrees that such Noteholder will not declare an Event of Default or deliver an Acceleration Notice, nor request or encourage any other party (including, without limitation, the Trustee) to declare an Event of Default or deliver an Acceleration Notice under the Indenture due to the execution, delivery or performance by Bradlees or BSI of this Agreement, any Mortgage or the Collateral Agency Agreement, or any of the transactions contemplated hereby or thereby. Each Noteholder further covenants and agrees that, notwithstanding anything to the contrary in Section 2.4 hereof, should any party to the Indenture declare an Event of Default or deliver an Acceleration Notice under the Indenture due solely to the execution, delivery or performance by Bradlees or BSI of this Agreement, any Mortgage or the Collateral Agency Agreement, or any of the transactions contemplated hereby or thereby, each Noteholder will continue to be bound by the terms of this Agreement, including, without limitation, the terms of the Call Option, and that the principal due in respect of any Notes held by a Noteholder which is accelerated and immediately due and payable under the Indenture as a result of the Event of Default shall be equal to the principal amount then due in respect of such Notes multiplied by the then applicable Discount Percentage (provided that during the period between the date hereof and December 1, 1999, the applicable Discount Percentage shall be deemed to be 86%).

    7.  Representations and Warranties of Bradlees and BSI.
    --------------------------------------------------
     Bradlees and BSI hereby represent and warrant to each Noteholder that:

          (a) Each of Bradlees and BSI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and each has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery or performance of this Agreement will not result in any breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, any charter documents or bylaws of Bradlees or BSI, or any material agreement or instrument to which Bradlees or BSI is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it.

          (b) This Agreement has been duly and validly authorized, executed and delivered by Bradlees and BSI and constitutes the legal, valid and binding obligation of Bradlees and BSI, enforceable against Bradlees and BSI in accordance with its terms.

          (c) No registration with, or consent or approval of, or any other action by, any federal, state or governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, is required in connection with the execution, delivery and performance of this Agreement by Bradlees or BSI or the purchase by Bradlees or BSI of the Discount Option Notes, that has not been obtained.

8.  Notices.  All waivers, elections, notices, demands and consents which either
    -------
party may be required or may desire to give under this Option Agreement, the Collateral Agency Agreement, the Mortgage or any mortgage or security agreement entered into in connection herewith ("NOTICES") shall be in writing and shall be deemed to have been duly given (i) on the third business day after deposit in an official United States Postal Service office if mailed by certified mail, return receipt requested, postage prepaid, or (ii) on the date received, or refused, if delivered by prepaid overnight delivery service or by telecopy if followed promptly by delivery by overnight delivery service, to the party to whom the same is so given or made, at the address of such party as set forth below as follows:

     To the Noteholders:  At the address set forth for each Noteholder on the signature pages hereto.

     To the Collateral Agent:       c/o Morgens, Waterfall, Vintiadis &
                                    Company, Inc.
                                    10 E. 50th Street, 26th Floor
                                    New York, NY  10022
                                    Attn: Neil Augustine
                                    Telecopy No.:  (212) 838-5540

     with a copy to the Collateral  Agent's
     attorneys:                     Ropes & Gray
                                    One International Place
                                    Boston, MA  02110
                                    Attn:  William F. McCarthy, Esq.
                                    Telecopy No.:  (617) 951-7050

     To Bradlees or BSI:            One Bradlees Circle
                                    P.O. Box 859051
                                    Braintree, MA 02185-9051
                                    Attn: David Schmidt, Esq.
                                    Telecopy No.:  (781) 380-8096
     With a copy to Bradlees'
     and BSI's attorneys:           Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, MA 02109
                                    Attn: Raymond C. Zemlin, Esq.
                                    Telecopy No.:  (617) 523-1231

Either party may designate by Notice to the other a new address to which Notices shall thereafter be mailed or delivered.

9.  Miscellaneous.
    -------------

1.  9.1  Assignment.  Bradlees and BSI shall not be entitled to assign their
         ----------
rights under this Agreement, without the prior written consent of all of the Noteholders, which each Noteholder shall be entitled to grant or withhold in its sole discretion, provided that, Bradlees or BSI shall be entitled to assign their rights in connection with (a) any sale, transfer or other disposition of all or substantially all of the assets of Bradlees or BSI, or (b) any consolidation or merger of Bradlees or BSI with or into any other entity, if the purchaser of such assets or such entity consolidated or merged with or into Bradlees or BSI assumes in a writing delivered to the Noteholders the obligations of Bradlees or BSI hereunder and under the Discount Option Notes. Any Noteholder shall be entitled to assign its rights hereunder in connection with any sale or assignment of the Discount Option Notes provided that any successor or assign of a Noteholder shall deliver a Notice to Bradlees and BSI of such succession, sale or assignment in the form of Exhibit H attached hereto (an "ASSIGNMENT NOTICE"). Upon delivery of an Assignment Notice, any successor or assign of a Noteholder shall be considered a Noteholder, shall have all rights and assume all obligations and liabilities of the assigning Noteholder hereunder with respect to any assigned Discount Option Notes and the assigning Noteholder shall have no further obligations or liabilities under the Option Agreement with respect to such assigned Discount Option Notes. Any assignment made in violation of the provisions of this Section
9.1 shall be null, void and of no effect whatsoever.

          9.2 Further Assurances. From and after the date hereof, each
              ------------------
Noteholder and Bradlees and BSI each covenant and agree to execute and deliver all such documents and to take all such further actions as the other party hereto may reasonably deem necessary, from time to time, to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby with each party's costs and expenses associated therewith, including legal expenses, to be borne individually by each party, except as otherwise provided in this Agreement. The provisions of this Section 9.2 shall survive the expiration or termination of this Agreement.

          9.3 Choice of Law.  This Agreement shall be governed and construed in
               -------------
accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law.

          9.4 Survival. All representations, warranties, and covenants made by
              --------
parties hereto in this Agreement and the documents delivered on the Effective Date shall be considered to have been relied upon by the parties hereto, shall be true when made and as of the Effective Date, and shall survive the execution, performance and delivery of this Agreement and the Closing.

          9.5 Successors and Assigns. Subject to the provisions of Section 9.1
              ----------------------
hereof, this Agreement, including, without limitation, the representations, warranties and covenants contained herein, shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          9.6 Counterpart Execution. This Agreement may be executed in any
              ---------------------
number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding both parties hereto.


9.7  Amendments; Waivers.
---  -------------------
          (a) No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by each Noteholder and Bradlees and BSI, provided that, Schedule A and Schedule B hereto shall be amended to reflect changes of ownership of Discount Option Notes or wire transfer instructions of Noteholders upon Notice to Bradlees and BSI by any Noteholder.
          (b) No failure on the part of any party to exercise, and no delay in exercising, any right hereunder or under any related document shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each party provided herein and in other related documents are cumulative and are in addition to, and not exclusive or in lieu of, any rights or remedies provided by law (except as otherwise expressly set forth herein) and are not conditioned or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other entity.

          9.8 Integration. This Agreement, together with the exhibits hereto and
              -----------
the documents delivered or executed in connection herewith, constitutes the entire agreement and understanding between the parties hereto with respect to the transactions contemplated herein and supersedes all prior agreements, understandings or representations pertaining thereto, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

          9.9 Captions and Headings. The section captions and headings in this
              ---------------------
Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. The section captions shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

          9.10 Restrictive Legend. Each Discount Option Note shall bear a legend
               ------------------
in substantially the following form:

          "THIS NOTE IS SUBJECT TO THE TERMS OF AN OPTION AGREEMENT BETWEEN BRADLEES, INC., BRADLEES STORES, INC. AND CERTAIN HOLDERS OF 9% SECURED CONVERTIBLE NOTES OF BRADLEES STORES, INC. DUE 2004. SUCH OPTION AGREEMENT, AMONG OTHER THINGS, OBLIGATES THE HOLDER HEREOF TO SELL THIS NOTE AT A DISCOUNT IN CERTAIN CIRCUMSTANCES AND SUBJECT TO CERTAIN CONDITIONS."

         9.11 Expenses. On the Effective Date, Bradlees or BSI shall pay to MWV
              --------
Separate Account Alpha, Morgens Waterfall Income Partners, Restart Partners, L.P., Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P., Restart Partners V, L.P. and MWV International, Ltd. (the "MAJORITY NOTEHOLDERS") an amount equal to all reasonable expenses incurred by the Majority Noteholders in connection with the negotiation and documentation of this Agreement, the Collateral Agency Agreement, the Mortgage and the consummation of the transactions contemplated hereby, including without limitation, reasonable attorneys' fees and costs, multiplied by a fraction the numerator of which is the aggregate principal amount of all Discount Option Notes of Noteholders other than the Majority Noteholders and the denominator of which is the aggregate principal amount of all Discount Option Notes of all Noteholders (collectively, the "MAJORITY NOTEHOLDER EXPENSES"). Notwithstanding the foregoing, Bradlees and BSI shall not be obligated to pay Majority Noteholder Expenses in excess of an amount equal to the aggregate Option Premium that would otherwise have been payable to Noteholders other than the Majority Noteholders but for the payment of such Majority Noteholder Expenses by Bradlees and BSI. Bradlees and BSI shall pay all filing fees, title insurance premiums, recording fees, documentary stamp taxes or other fees and costs associated with any tender offer made in connection with this Agreement and the recording of the Mortgage.

          9.12 Reaffirmation of Indebtedness Under Notes. BSI and Bradlees
               -----------------------------------------
hereby acknowledge and reaffirm the indebtedness evidenced by the Notes and the Indenture, including the indebtedness evidenced by the Discount Option Notes. Bradlees acknowledges and reaffirms its guaranty of indebtedness evidenced by the Notes and the Indenture pursuant to Article 13 of the Indenture, including its guaranty of the indebtedness evidenced by the Discount Option Notes.

     IN WITNESS WHEREOF, Bradlees, BSI and the Noteholders have executed this Option Agreement as of the date and year first above written.

                              BRADLEES, INC.



                              By: /s/ David L. Schmitt
                                 -------------------------
                                 Name: David L. Schmitt
                                 Title: Senior Vice President
                                        and General Counsel

                              BRADLEES STORES, INC.



                              By: /s/ David L. Schmitt
                                 -------------------------
                                 Name: David L. Schmitt
                                 Title: Senior Vice President
                                        and General Counsel

NOTEHOLDERS:                  See Schedule A attached hereto.
                                  ----------

                                                                  Schedule A
                                                                  ----------

Noteholders                                 Principal Amount of
-----------                                 -------------------
                                            Discount Option Notes        Option Premium
                                            ----------------------       --------------

MWV SEPARATE ACCOUNT ALPHA                        $  487,694                 $2,438.47


By:   /s/ Neil A. Augustine
     -----------------------------
     Name: Neil A. Augustine
     Title: Authorized Agent

MORGENS WATERFALL INCOME PARTNERS                 $  431,664                 $2,158.32
By:  MW Capital L.L.C., its General Partner

By:   /s/ Neil A. Augustine
     -----------------------------
     Name: Neil A. Augustine
     Title: Authorized Agent

RESTART PARTNERS, L.P.                            $1,277,115                 $6,385.57
By: Prime Group, L.P., its General Partner

RESTART PARTNERS II, L.P.                         $1,917,889                 $9,589.44
By: Prime Group II, L.P.

RESTART PARTNERS III, L.P.                        $1,315,001                 $6,575.00
By: Prime Group III, L.P., its General Partner

RESTART PARTNERS IV, L.P.                         $1,466,390                 $7,331.95
By: Prime Group IV, L.P., its General Partner

RESTART PARTNERS V, L.P.                          $  531,966                 $2,659.83
By: Prime Group V, L.P., its General Partner

By:  Prime, Inc., their General Partner

By:   /s/ Neil A. Augustine
     -----------------------------
     Name: Neil A. Augustine
     Title: Authorized Agent

MWV INTERNATIONAL, LTD.                           $1,129,281                 $5,646.40



By:   /s/ Neil A. Augustine
     -----------------------------
     Name: Neil A. Augustine
     Title: Authorized Agent


                                                               Schedule A
                                                               ----------

Noteholders                            Principal Amount of
---------------------------------      -------------------
                                       Discount Option Notes  Option Premium
                                       ---------------------  --------------

BANK OF BOSTON                                   $111,000           $0

By:  /s/ Michael R. Garfield
    -----------------------------
    Name: Michael R. Garfield
    Title: Assistant Secretary

BEAR STEARNS                                     $ 76,000           $0

By:  /s/ John R. Crowley
    -----------------------------
    Name:
    Title:

FLEET NATIONAL BANK                               $141,000          $0

By:  /s/ Robert Q. Mahoney
    -----------------------------
    Name: Robert Q. Mahoney
    Title: Senior Vice President


MITSUI LEASING                                    $111,000          $0

By:  Seijchiro Nozaki
    -----------------------------
    Name: Seijchiro Nozaki
    Title: President

                                                                     Schedule B
                                                                     ----------

Noteholders                           Wire Instructions
------------------------------------  --------------------------------------

MWV Separate Account Alpha            CITIBANK, NY
Morgens Waterfall Income Partners     NEW YORK, NY
Restart Partners, L.P.                ABA #021000089
Restart Partners II, L.P.             For the Account of: MORGAN STANLEY &
Restart Partners III, L.P.            COMPANY
Restart Partners IV, L.P.             Account #: 38890774
Restart Partners V, L.P.              For Further Credit of: Ned Morgens & Bruce
MWV International, Ltd.               Waterfall as Agents
                                      Account #: 038-30008

                                                                       Exhibit A
                                                                       ---------

                          Call Option Exercise Notice
                          ---------------------------


To:  [Name of Noteholder]
     [address of Noteholder]

     Pursuant to Section 2.5 of the Option Agreement dated August 12, 1999 (the "Option Agreement") between Bradlees, Inc., Bradlees Stores, Inc.,and certain holders of 9% Secured Convertible Notes of Bradlees Stores, Inc. Due 2004, Bradlees hereby exercises the Call Option to purchase the Discount Option Notes on the terms set forth herein. Capitalized terms used but not defined herein shall have meanings as defined in the Option Agreement.

1. The Call Option has been exercised with respect to all outstanding Discount Option Notes.
2. Discount Option Notes of [Name of Noteholder] in principal amount of $________ are subject to the Call Option.
3.  The Scheduled Call Option Closing Date is __________.
4.  If the closing occurs on the Scheduled Call Option Closing Date, the
    Call Option Purchase Price payable to [Name of Noteholder], is $_________.
    Dated:  ___________________
                              BRADLEES, INC.


                              By: _____________________
                                  Name:
                                  Title:

                                                                       Exhibit B
                                                                       ---------

                           Put Option Exercise Notice
                           --------------------------


To:  Bradlees Stores, Inc.
     One Bradlees Circle
     P.O. Box 859051
     Braintree, MA  02185-9051

     Pursuant to Section 3.3 of the Option Agreement dated August 12, 1999 (the "Option Agreement") between Bradlees, Inc., Bradlees Stores, Inc. and certain holders of 9% Secured Convertible Notes of Bradlees Stores, Inc. Due 2004, the undersigned hereby exercises the Put Option. Capitalized terms used but not defined herein shall have meanings as defined in the Option Agreement.

     1. The Put Option has been exercised with respect to $___________ principal amount of Discount Option Notes held by [Name of Noteholder], which constitute all Discount Option Notes held by such Noteholder.
     2.   The Scheduled Put Option Closing Date is ___________.
     3. If the closing occurs on the Scheduled Put Option Closing Date, the Put Option Purchase Price payable to [Name of Noteholder] is $__________.

Dated: __________________
                              [Name of Noteholder]
                              [address of Noteholder]


                              By: _____________________
                                  Name:
                                  Title:

                                                            Exhibit F
                                                            ---------

                                 ASSIGNMENT NOTICE
                                 -----------------

To:  Bradlees, Inc.
     Bradlees Stores, Inc.
     One Bradlees Circle
     P.O. Box 859051
     Braintree, MA  02185-9051

     Pursuant to Section 9.1 of the Option Agreement dated August 12, 1999 (the "Option Agreement") between Bradlees, Inc., Bradlees Stores, Inc. and certain holders of 9% Secured Convertible Notes of Bradlees Stores, Inc. due 2004, notice is hereby given that the undersigned is the successor or assign of [Name of Assigning Noteholder] (the "Assignor") and is the beneficial owner of Discount Option Notes (as such term is defined in the Option Agreement) in the principal amount of $____________. The undersigned acknowledges that such Discount Option Notes are subject to the terms of the Option Agreement and agrees to assume all obligations and liabilities of the Assignor under the Option Agreement with respect to such Discount Option Notes.

     The undersigned further represents that it is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. The undersigned has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Option Agreement. The undersigned is entering into the Option Agreement for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of the securities subject to the Option Agreement.

     Notices delivered to the undersigned as a Noteholder pursuant to Section 8 of the Option Agreement shall be mailed or delivered to the address set forth below.
Dated: ____________________
                                  [Name of Assignee]


                                  By:__________________________________
                                    Name:
                                    Title:

                                    [Address of Assignee]



                                      -2-